EXHIBIT 99.1



First National Lincoln Corporation Declares Dividend


DAMARISCOTTA, Maine--(BUSINESS WIRE) -- March 17, 2005 -- The Board of Directors of First National Lincoln Corporation (NASDAQ NM: FNLC), today declared a quarterly dividend of 12.5 cents per share. This first-quarter dividend, which is payable April 29, 2005, to shareholders of record as of April 8, 2005, represents an increase of 21.0% or 1.7 cents per share over the first-quarter dividend declared in 2004 of 10.3 cents per share, after adjusting for the 2004 three-for-one stock split.

"With this increase of 0.5 cents per share over last year's fourth-quarter dividend of 12.0 cents per share, the Company has now raised its dividend for 38 consecutive quarters," noted Daniel R. Daigneault, FNLC's President & Chief Executive Officer. "This translates into an annual dividend of 50.0 cents per share, and based on yesterday's closing price of $17.40 per share, our dividend yield is 2.87%.

"I am pleased that we have continued the trend of increasing our dividend each quarter," President Daigneault went on. "Even though the number of outstanding shares has increased substantially as a result of the FNB Bankshares merger in January, sharing our profits in the form of cash dividends continues to be seen by our Board of Directors as important to our Shareholders. For these reasons, I continue to view First National Lincoln Corporation as an extremely attractive investment alternative."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. and First Advisors. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. First Advisors provides investment advisory and trust services from four offices in Damariscotta, Bar Harbor, Boothbay Harbor and Brunswick, Maine.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.